SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                                     VOXEL
                    ---------------------------------------
                                (Name of Issuer)

                                 Common Stock
                    ---------------------------------------
                         (Title of Class of Securities)


                                  928935-10-5
                              ------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.  928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Indemnity Company
     S.S. or I.R.S Identification         06-0566050
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             702,414
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        702,414

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      702,414

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.8%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers/Aetna Property Casualty Corp.
     S.S. or I.R.S Identification       16-1445591
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             702,414
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        702,414

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      702,414

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     8.8%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Insurance Company
     S.S. or I.R.S Identification         06-0566090
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             430,326
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        430,326

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      430,326

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     5.4%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Insurance Group, Inc.
     S.S. or I.R.S Identification         06-1008174
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                           1,132,740
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                      1,132,740

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                    1,132,740

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    14.2%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person             PFS Services, Inc.
     S.S. or I.R.S Identification         58-1708749
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                                Georgia

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                           1,132,740
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                      1,132,740

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                    1,132,740

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    14.2%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person             Associated Madison Companies, Inc.
     S.S. or I.R.S Identification         13-3140258
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                           1,132,740
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                      1,132,740

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                    1,132,740

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    14.2%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   928935-10-5

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           TRAVELERS GROUP INC.
     S.S. or I.R.S Identification       (formerly: The Travelers Inc.)
     No. of Above Person                52-1568099

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                              Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          1,135,840
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     1,135,840

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   1,135,840

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   14.3%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                HC
     (See Instructions)

- --------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     VOXEL


Item 1(b) Address of Issuer's Principal Executive Offices:

    26081 Merit Circle, Suite 117
    Laguna Hills, California 92653


Item 2(a) Names of Persons Filing:

     The Travelers Indemnity Company ("Indemnity")

     Travelers/Aetna Property Casualty Corp. ("TAP")

     The Travelers Insurance Company ("TIC")

     The Travelers Insurance Group Inc. ("Group")

     PFS Services, Inc. ("PFS")

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. (formely: The Travelers Inc.) ("TRV")


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of each of Indemnity, TIC, TAP and Group is:

     One Tower Square
     Hartford, Connecticut 06183


     The address of the principal business office of PFS is:

     3120 Breckinridge Blvd.
     Duluth, GA 30199-0001


     The address of the principal business office of each of AMAD and TRV is:

     388 Greenwich Street
     New York, NY  10013

Item 2(c) Citizenship:

     Indemnity, TIC and Group are Connecticut corporations.

     PFS is a Georgia Corporation.

     TAP, AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     Common Stock

Item 2(e) CUSIP Number:

     928935-10-5


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [   ]  Broker or Dealer registered under Sec. 15 of the Act

          (b)  [   ]  Bank as defined in Sec. 3(a)(6) of the Act

          (c)  [ X ]  Insurance Company as defined in Sec. 3(a)(19) of the Act

          (d)  [   ]  Investment Company registered under Sec. 8 of the
                      Investment Company Act

          (e)  [   ]  Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

          (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

          (g)  [ X ]  Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

          (h)  [   ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership (as of August 31, 1996)

          (a)  Amount Beneficially Owned:  See Item 9 of cover pages

          (b)  Percent of Class:  See Item 11 of cover pages

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote

               (ii)  shared power to vote or to direct the vote

               (iii)  sole power to dispose or to direct the disposition of

               (iv)  shared power to dispose or to direct the disposition of

          See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
     following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     TAP is the sole stockholder of Indemnity; Group is the sole stockholder of TIC and is the majority stockholder of TAP; PFS is the sole stockholder of Group; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 9, 1996


                      THE TRAVELERS INDEMNITY COMPANY



                      By: /s/ Marla A. Berman
                         --------------------------------------------
                         Name:  Marla A. Berman
                         Title: Assistant Secretary


                      TRAVELERS/AETNA PROPERTY CASUALTY CORP.


                      By: /s/ Mary Barnes Jenkins
                         --------------------------------------------
                         Name:  Mary Barnes Jenkins
                         Title: Assistant Secretary


                      THE TRAVELERS INSURANCE COMPANY



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Assistant Controller


                      THE TRAVELERS INSURANCE GROUP, INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Assistant Controller



                      PFS SERVICES, INC.



                      By: /s/ Mary Barnes Jenkins
                         --------------------------------------------
                         Name:  Mary Barnes Jenkins
                         Title:  Assistant Secretary


                      ASSOCIATED MADISON COMPANIES, INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Vice President and Controller


                      TRAVELERS GROUP INC.



                      By: /s/ Charles J. Gallo, Jr.
                         --------------------------------------------
                         Name:  Charles J. Gallo, Jr.
                         Title: Assistant Controller

                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------



EXHIBIT 1
- ---------

Agreement among Indemnity, TAP, TIC, Group, PFS, AMAD and TRV as to joint filing of Schedule 13G.